EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-177604) on Form S-8 of ITT Corporation of our report dated June 25, 2013, relating to our audits of the financial statements and supplemental schedule of the ITT Corporation Retirement Savings Plan for Salaried Employees, which appears in this Annual Report on Form 11-K of the ITT Corporation Retirement Savings Plan for Salaried Employees for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

June 25, 2013